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            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Lamonts Apparel, Inc. on Form S-8 of our report which includes an explanatory paragraph that describes an uncertainty regarding Lamonts Apparel, Inc.'s ability to continue as a going concern and to recover the carrying amounts of its assets, dated March 28, 1997, on our audits of the consolidated financial statements of Lamonts Apparel, Inc. as of February 1, 1997, February 3, 1996 and January 28, 1995 and for the 52 weeks ended February 1, 1997, 53 weeks ended February 3, 1996, quarter ended January 28, 1995 and the 52 weeks ended October 29, 1994, which report is included in the Company's Annual Report on Form 10-K.

Coopers & Lybrand L.L.P.

Seattle, Washington
January 30, 1998